LONGBIN LIU, M. D.
                     5968 Marine Drive, West Vancouver, British Columbia
                            Telephone: (604) 921-4124




April 6, 2001


The Board of Directors
Dragon Pharmaceuticals
c/o 1200, 543 Granville Street
Vancouver, BC
V6C 1X8

Attention:  Dr. Ken Cai and Mr. Greg Hall

Dear Sirs:

Re:  Proposed Transactions

Based upon our recent discussions, the following is intended to outline a possible arrangement with Dragon Pharmaceuticals Inc. ("Dragon") concerning several biotechnology-based pharmaceutical products which I have been developing, either alone or in conjunction with others, some of which have previously been transferred to Dragon. This letter sets out the terms which we have discussed and to which we are prepared to agree to deal with these assets.

1.   G-CSF and Insulin

     These two projects have previously been transferred to Dragon. Expenditures on these projects which have been budgeted by Dragon are US$1.5 million for G-CSF and US$2.0 million for Insulin. I will assist Dragon in the development of these projects on a contract research basis as follows:

     (a) G-CSF - Initial funding of US$500,000 will be provided by Dragon at commencement of research. A further US$500,000 will be funded when cell-line and related technology is established and animal experimentation commences. A final US$500,000 will be funded when the permit for clinical trial has been issued by the State Drug Administration of China ("SDA"). Estimated time for completion of this project and granting of the drug licence is approximately three years.

     (b) Insulin - Initial funding of US$750,000 will be provided by Dragon at commencement of research. A further US$750,000 will be funded by Dragon when cell-line and the related technology is established and animal experimentation commences. A final US$500,000 is to be funded when the permit for clinical trial is issued by SDA. Estimated time for completion of this project and granting of the drug licence is approximately four years.

     Dragon will inform Dr. Liu in writing indicating the date on which the development of these projects shall commence and on which initial funding will be received.

     Upon the occurrence of one of the following:

     (i) application for certification for drug quality is not made within three years in the case of G-CSF or four years in the case of Insulin;

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     (ii) official rejection for technical and scientific reasons (as opposed to change in regulations or policies) is received from the SDA to an application for certification of drug quality and the SDA declines to accept any resubmission of drug samples; or

     (iii) termination of the G-CSF or the Insulin projects by myself;

     I agree to refund, without interest or deduction, the amounts advanced by Dragon on each project within six months from the earlier to occur of the foregoing in respect of such project.

     Compensation for my services is to be mutually agreed upon and incorporated into a comprehensive consulting arrangement referred to below and negotiated inaccordance with Dragon's Human Resources Policy as accepted by the Board of Directors at the Board of Directors Meeting held on December 12, 2000. As a part of the compensation package, a bonus of US$500,000 would be paid at my direction by Dragon if I obtain the G-CSF drug licence in less than 2 years and a bonus of US$500,000 if I obtain the insulin drug licence in less than three years.

2.   TPA Project

     The US$400,000 which Dragon has paid to date in funding the TPA project will be refunded to Dragon within six months of the date of execution of this letter.

     Dragon will be granted the "right of first offer" to provide up to one-third of the amount of any future financing done by the company which holds the TPA project.

3.   New Research and Development Projects

     All other biotechnology based pharmaceutical projects which are currently or may in the future be developed by me will be done through my own private company (R&D Company), which will initially be funded by me. I propose to grant to Dragon the right to acquire a free project patent (related to the discovery of a new gene or protein) for one of these projects (the "Free Project Patent") when a patent application is filed in the United States. My R&D Company will bear all of the development costs for the Free Project Patent up to the time that a patent application for the Free Project Patent is filed in the United States. For greater certainty, Dragon would reimburse me for the legal costs incurred by me related to obtaining the patent for the selected project.

     Dragon may select any single project patent application (the "Project Patent Application") which it wishes to acquire from the R&D Company, at any time within the next three years after the date of signing the Definitive Agreement. For greater certainty, after acquiring the Project Patent Application, Dragon will have the right to any future patents and patent applications that are related to the Project Patent Application. In consideration for this option, Dragon would pay to me US$500,000 and issue to me a warrant exercisable for 1,000,000 shares of Dragon at a price of US$2.50 per share for a term of five years. Selection of a project patent must be made by Dragon within 60 days of Dragon receiving the patent application, failing which Dragon will forfeit the right to acquire that project patent. If for any reason Dragon does not select any project patent within the three year period, the warrants may be cancelled at Dragon's election upon notice to me at any time after completion of the three year period.

     I agree that if after selecting a patent application such patent is denied Dragon may, for no additional consideration, select an additional patent application of the R&D Company to be transferred to Dragon.

     I agree to cause the R&D Company to grant to Dragon a right of first offer for a term of three years for any project patents of the R&D company which would require the R&D company to offer a project patent to Dragon prior to being allowed to sell such project patent to a third party on terms not more favourable than those offered to Dragon.

4. Dragon and I will mutually agree on a consulting arrangement as a condition of the foregoing transactions in accordance with the terms and conditions of the Human Resources Policy of Dragon. The commitment of time by me and the amount of compensation will depend upon those projects set forth above which Dragon elects to proceed with. The arrangement shall also include a covenant not to compete with Dragon on those biotechnology-based pharmaceutical projects which Dragon holds or has elected to acquire.

5. The terms set forth above will be the subject of a definitive agreement ("Definitive Agreement") incorporating the substance of the terms of this letter of intent with such amendments as may be mutually agreed between us, acting reasonably. The Definitive Agreement will include:

     (a)  terms   respecting  the  procedures   necessary  to  implement   these
          transactions; and

     (b)  customary representations and warranties by each party.

6. By executing this letter, both parties confirm their intentions with respect to the transactions described, but neither party shall incur any obligations until such time as the Definitive Agreement is executed. Both parties agree to exercise best efforts to complete the Definitive Agreement by May 15, 2001, or any later date as agreed to in writing by both parties.

7. This letter of intent will be open for acceptance until April 9, 2001, following which it will lapse.


Yours truly,


Longbin Liu, M.D.


Agreed and accepted this 9th day of April, 2001.


DRAGON PHARMACEUTICALS INC.


Per: /s/  Ken Cai
     Authorized Signatory